UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

TURNSTONE BIOLOGICS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TURNSTONE BIOLOGICS CORP.

9310 Athena Circle, Suite 300

La Jolla, California 92037

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 3, 2024

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Turnstone Biologics Corp., a Delaware corporation (the “Company”). The meeting will be held on Monday, June 3, 2024 at 1:30 p.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted only via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.proxydocs.com/TSBX. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our stockholders around the world to attend the Annual Meeting, and provides cost savings for us and our stockholders and the Company.

The meeting will be held for the following purposes:

1.
To elect the three nominees for Class I directors named in the accompanying proxy statement (the “Proxy Statement”) to hold office until the 2027 Annual Meeting of Stockholders and his or her successor has been duly elected and qualified or, if sooner, until such director’s earlier death, resignation or removal.
2.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024.
3.
To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

This year's Annual Meeting will be held virtually through a live webcast. You will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.proxydocs.com/TSBX and entering the 12-digit Control Number included in your Notice of Internet Availability or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 1:30 p.m. Pacific Time, on Monday, June 3, 2024.

The record date for the Annual Meeting is April 12, 2024. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Sammy Farah, M.B.A., Ph.D.

Turnstone Biologics Corp.

La Jolla, California

April 22, 2024

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TURNSTONE BIOLOGICS CORP.

9310 Athena Circle, Suite 300

La Jolla, CA 92037

PROXY STATEMENT

FOR THE 2024 ANNUAL MEETING OF STOCKHOLDERS

June 3, 2024

MEETING AGENDA

Proposals	Page	Voting Standard	Board Recommendation
Election of Directors	8

Plurality of the votes of the shares present by remote communication or represented by proxy duly authorized at the Annual Meeting and entitled to vote in the election of directors. Only votes “For” will affect the outcome of the vote; “withhold” votes will have no effect on the outcome of the vote.

			“For” each director nominee
Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2024.	19

Majority of the voting power of the shares present by remote communication or represented by proxy and at the Annual Meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter.

			“For”

Related Person Transactions Policy and Procedures	30
Certain Related Person Transactions	30
Householding of Proxy Materials	32
Other Matters	33

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Turnstone Biologics Corp. (sometimes referred to as the “Company” or “Turnstone”) is soliciting your proxy to vote at the 2024 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 23, 2024 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request, or had previously requested, a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address for the Annual Meeting, you may (i) visit www.proxydocs.com/TSBX, (ii) call 1-866-648-8133 or (iii) send an email to paper@investorelections.com. Please have your proxy card or Notice in hand when you access the website or call and follow the instructions provided and, if sending an email, please include your control number (discussed below) in the subject line.

How do we attend the annual meeting?

The Annual Meeting will be held through a live webcast at www.proxydocs.com/TSBX. You will not be able to attend the annual meeting in person. If you attend the annual meeting online, you will be able to vote and submit questions, at www.proxydocs.com/TSBX.

You are entitled to attend the annual meeting if you were a stockholder as of the close of business on April 12, 2024, the record date, or hold a valid proxy for the meeting. To be admitted to the annual meeting, you will need to visit www.proxydocs.com/TSBX and enter the 12-digit Control Number found next to the label “Control Number” on your Notice of Internet Availability, proxy card or in the email sending you the Proxy Statement. If you are a beneficial stockholder (that is, you hold your shares in an account at a bank, broker or other holder of record), you should contact the bank, broker or other institution where you hold your account well in advance of the meeting if you have questions about obtaining your control number/ proxy to vote.

Whether or not you participate in the annual meeting, it is important that you vote your shares.

We encourage you to access the annual meeting before it begins. Online check-in will start approximately 15 minutes before the meeting on Monday, June 3, 2024.

What if I cannot find my Control Number?

Please note that if you do not have your Control Number and you are a registered stockholder, you will be able to login as a guest. To view the meeting webcast visit www.proxydocs.com/TSBX and register as a guest. If you login as a guest, you will not be able to vote your shares or ask questions during the meeting.

Will a list of record stockholders as of the record date be available?

For the ten days ending the day prior to the annual meeting, a list of our record stockholders as of the close of business on the record date will be available for examination by any stockholder of record for a legally valid purpose at our corporate headquarters during regular business hours.

For the annual meeting, how do we ask questions of management and the Board of Directors?

We plan to have a Q&A session at the annual meeting and will include as many stockholder questions as the allotted time permits. Stockholders may submit questions that are relevant to our business in advance of the annual meeting as well as live during the annual meeting. If you are a stockholder, you may submit a question in advance of the meeting at www.proxydocs.com/TSBX after logging in with your Control Number. Questions may be submitted during the annual meeting through the meeting portal.

If I miss the annual meeting, will there be a copy posted online?

Yes, a replay of the annual meeting webcast will be available at our Investor Relations website at ir.turnstonebio.com and remain for at least one year.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 12, 2024 will be entitled to vote at the annual meeting. On the record date, there were 23,128,454 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 12, 2024 your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 12, 2024 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. You may vote prior to the meeting by logging in with the Control Number on your voting instruction form at www.proxydocs.com/TSBX. You may access the meeting and vote by logging in with your Control Number at www.proxydocs.com/TSBX. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•
Election of three directors (Proposal 1);
•
Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024 (Proposal 2).

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the internet, vote online at the meeting, or vote by proxy using a proxy card that you may request. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy.

•
To vote during the annual meeting, if you are a stockholder of record as of the record date, follow the instructions at www.proxydocs.com/TSBX. You will need to enter the 12-digit Control Number found on your Notice of Internet Availability, or notice you receive or in the email sending you the Proxy Statement.
•
To vote prior to the annual meeting, you may vote via the Internet at www.proxydocs.com/TSBX; by telephone; or by completing and returning their proxy card or voting instruction form, as described below.
•
To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.
•
To vote over the telephone, dial toll-free (866) 859-2527 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and Control Number from the Notice.
•
To vote through the internet prior to the meeting, go to www.proxydocs.com/TSBX and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and Control Number from the Notice.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from the Company. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. You may access and vote at the meeting by logging in with your Control Number on your voting instruction form at www.proxydocs.com/TSBX

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 12, 2024.

If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the annual meeting, your shares will not be voted.

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director and “For” the ratification of the selection by the Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. All brokers registered as members with the NYSE are subject to NYSE rules and, accordingly, the NYSE rules apply to the voting of all shares held in a brokerage account, including shares of a company like ours listed on the Nasdaq Stock Market (“Nasdaq”). In this regard, the election of directors (Proposal 1) is considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on Proposal 1 in the absence of your voting instructions. However, the ratification of the selection of our independent registered public accounting firm (Proposal 2) is considered to be a “routine” matter under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•
You may submit another properly completed proxy card with a later date.
•
You may grant a subsequent proxy by telephone or through the internet.
•
You may send a timely written notice that you are revoking your proxy to Corporate Secretary, 9310 Athena Circle Suite 300, La Jolla, California 92037.
•
You may attend the annual meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card, telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by Tuesday, December 23, 2024, to Corporate Secretary, 9310 Athena Circle Suite 300, La Jolla, California 92037. Under the Company’s bylaws, if you wish to submit a proposal (including a director nomination) at the 2024 Annual Meeting that is not to be included in next year’s proxy materials, you must do so between February 3, 2025 and March 5, 2025, provided in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count (i) for the proposal to elect directors (Proposal 1), votes “FOR,” “WITHHOLD” and broker non-votes; and (ii) with respect to Proposal 2, votes “FOR” and “AGAINST,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes will have no effect.

What are “broker non-votes”?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These un-voted shares with respect to the “non-routine” matters are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with such proposal.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “FOR” votes; withheld votes will have no effect.	No effect	No effect
2	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2024.	“FOR” votes from the holders of a by remote communication or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on this matter.	No effect	Not applicable(1)

(1)
This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to your broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal. As a result, we do not expect broken non-votes on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the meeting virtually or represented by proxy. On the record date, there were 23,128,454 shares of common stock outstanding and entitled to vote. Thus, the holders of 11,564,228 shares must be present in person or virtually or represented by proxy at the meeting to have a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

The Company’s Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term, the terms of office of the respective classes expiring in successive years. Vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors then in office. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has seven members. There are three directors in the class whose term of office expires in 2024. Messrs. Burgess, Gould and Gupta were elected as members of our Board prior to our initial public offering, pursuant to a voting agreement entered into with certain of our stockholders that terminated upon completion of our initial public offering in July 2023. Each of the nominees listed below is a current director who was nominated by the Board at the recommendation of the Nominating and Corporate Governance Committee. If elected at the annual meeting, each of these nominees would serve until the 2027 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present virtually or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by us. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the annual meeting.

Nominees for Election for a Three-year Term Expiring at the 2024 Annual Meeting

Michael Burgess, MBChB, Ph.D., age 61, has served as a member of our Board of Directors since June 2021 and as our interim Chief Medical Officer since March 2022. Prior to this, Dr. Burgess served as our President of Research and Development from October 2017 to May 2021. Dr. Burgess has also served on the board of directors of Synlogic, Inc. (Nasdaq: SYBX) since 2021. Dr. Burgess has served as the Head of Research and Development at Springworks Therapeutics (Nasdaq: SWTX), a biotechnology company engaged in the development of therapies for rare diseases and cancer, since May 2021. Prior to Springworks Therapeutics, Dr. Burgess served in various roles at Bristol-Myers Squibb (NYSE: BMY), a biopharmaceutical company, including as Senior Vice President Cardiovascular, Fibrosis and Immunoscience Development and Senior Vice President Head of Exploratory Clinical and Translation Research from January 2013 to October 2017. Dr. Burgess has an MBChB and a Ph.D. in molecular biology from the University of Bristol. We believe that Dr. Burgess is qualified to serve as our interim Chief Medical Officer and on our Board of Directors based on his leadership roles at a number of biotechnology and pharmaceutical companies.

Robert Gould, Ph.D., age 69, has served as a member of our Board of Directors since January 2019. Dr. Gould has served as a member of the board of directors of Fulcrum Therapeutics (Nasdaq: FULC), a biopharmaceutical company specializing in genetically defined diseases, since June 2016 and also served as President and Chief Executive Officer of Fulcrum Therapeutics from July 2016 to March 2021and as interim Chief Executive Officer from January 2023 to July 2023. He also is on the board of Hemoshear Therapeutics, Rubedo Therapeutics and Faeth Therapeutics. Previously, Dr. Gould has additionally served as member of the board of directors and Chief Executive Officer of Epizyme, Inc. For 4 years he was at the Broad Institute, Cambridge MA and for 24 years worked at Merck, Inc. He completed post-doctoral research in neuropharmacology at The Johns Hopkins University, has a Ph.D. in biochemistry from the University of Iowa, and has a B.S. in chemistry from Spring Arbor University. We believe that Dr. Gould is qualified to serve on our board of directors based on his experience leading and managing numerous biotechnology and pharmaceutical companies.

Rishi Gupta, age 46, has served as a member of our Board of Directors since October 2016. Mr. Gupta is currently a Partner at OrbiMed Advisors LLC, an investment firm. Mr. Gupta currently serves as a director of EnLiven Therapeutics, Inc. and Verona Pharma PLC, as well as several private companies. Mr. Gupta also previously served on the board of directors of Verona Pharma and several private companies. Prior to OrbiMed, Mr. Gupta was a healthcare investment banker at Raymond James & Associates, served as manager of corporate development at Veritas Medicine, and was a summer associate at Wachtell, Lipton, Rosen & Katz. Mr. Gupta received an A.B. in biochemical sciences from Harvard College and a J.D. from Yale Law School. We believe Mr. Gupta is qualified to serve on our board of directors because of his experience in biotechnology investing and his experience serving on the boards of public and private companies.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2025 Annual Meeting

Jerel Davis, Ph.D., age 47, has served as a member of our Board of Directors since October 2015, and as the chair of our board of directors since December 2018. Upon completion of the Company’s initial public offering, Dr. Davis stepped down as chair of our board of directors and currently serves as the lead independent director of our board of directors. Since June 2011, Dr. Davis has been at Versant Venture Management, LLC, a healthcare investment firm, where he has held the position of managing director since 2015. He has played a critical role in Versant's company creation strategies and has served on the boards of directors of many public and private biotech companies including BlueRock Therapeutics, Chinook Therapeutics, Inception 5 and Northern Biologics. Prior to joining Versant, Dr. Davis was an associate principal at McKinsey & Company in various healthcare markets including the United States, Canada, Europe and China. He received a B.S. in mathematics and biology from Pepperdine University and a Ph.D. in population genetics from Stanford University. Our board of directors believes that Dr. Davis's broad and extensive experience in the life sciences industry as both an investor of and launching numerous life sciences companies qualifies him to serve on our board of directors.

Kanya Rajangam, Ph.D., age 50, has served as a member of our board of directors since November 2021. Dr. Rajangam is the Head of Research and Development and the Chief Medical Officer of Senti Biosciences (NASDAQ: SNTI) since March 2023, a publicly held gene circuit and allogeneic CAR NK cell therapy company and previously its Chief Medical and Development Officer from July 2022. Since January 2023, Dr. Rajangam has served on the scientific advisory board of Vibe Bio, a privately held rare diseases therapies company. Previously, she served at Nkarta, Inc. (NASDAQ: NKTX) as its Chief Medical Officer from September 2019 to June 2022 and as its Senior Vice President and Chief Medical Officer from December 2018 to September 2019. Previously, Dr. Rajangam was Senior Vice President and Chief Medical Officer at Atara Biotherapeutics, Inc. (NASDAQ: ATRA), a publicly held allogeneic T-cell immunotherapy company, from August 2017 to September 2018, Chief Medical Officer at Cleave Biosciences from December 2016 to July 2017 and Vice President of Clinical Development from June 2015 to December 2016, and Executive Director at Nektar Therapeutics (NASDAQ: NKTR), a publicly held biopharmaceutical company, from March 2015 to May 2015. Prior to that, she held positions of increasing responsibility at Onyx Pharmaceuticals, Inc. from April 2011 to February 2015, at Exelixis, Inc. from January 2008 to April 2011 and at Baxter Healthcare, Inc. from 2006 to 2007. Dr. Rajangam earned a medical degree from St. John's Medical College Bangalore University and subsequently completed her general surgical residency at PGIMER, Chandigarh, India. She received a Ph.D. in biomedical engineering from Northwestern University. We believe that Dr. Rajangam is qualified to serve on our Board of Directors based on her extensive medical expertise and experience leading and managing a number of biotechnology companies.

Directors Continuing in Office Until the 2026 Annual Meeting

Sammy Farah, M.B.A., Ph.D., age 51, has served as our President and Chief Executive Officer and a member of our Board of Directors since October 2015. Prior to joining us, Dr. Farah served as President of Synthetic Genomics Vaccines, Inc. from September 2011 to October 2015 and prior to that, as Chief Business Officer at Immune Design Corp. Dr. Farah also served at Versant Ventures, a global healthcare investment firm, where he specialized in biotechnology investing and new company formation. Dr. Farah has an M.B.A. in finance from the Wharton School at the University of Pennsylvania, a Ph.D. in chemical engineering from Stanford University, a M.S. in biotechnology from Northwestern University and a B.S. in biochemical engineering from the Massachusetts Institute of Technology. We believe that Dr. Farah is qualified to serve on our Board of Directors based on his experience leading, managing, and investing in a number of biotechnology and pharmaceutical companies.

William Waddill, age 67, has served as a member of our Board of Directors since April 2024. Mr. Waddill also serves on the boards of directors of several other biotechnology and pharmaceutical companies, including as a member of the board of directors of Protagonist Therapeutics, Inc., a publicly-held clinical-stage biopharmaceutical company, since July 2016, Arrowhead Pharmaceuticals, a publicly-held biopharmaceutical company, since January 2018, and Annexon, Inc., a publicly-held biopharmaceutical company, since August 2021. From April 2014 to December 2016, Mr. Waddill served as Senior Vice President and Chief Financial Officer, Treasurer and Secretary of Calithera Biosciences, Inc., a publicly-held biotechnology company. From October 2007 to March 2014, he served as Senior Vice President and Chief Financial Officer of OncoMed Pharmaceuticals, Inc., a publicly-held biopharmaceutical company. From October 2006 to September 2007, Mr. Waddill served as the Senior Vice President, Chief Financial Officer of Ilypsa, Inc., a biotechnology company that was acquired in 2007 by Amgen, Inc. He received a B.S. in Accounting from the University of Illinois, Chicago, and a certification as a public accountant (inactive), after working at PricewaterhouseCoopers LLP and Deloitte LLP. We believe that Mr. Waddill is qualified to serve on our Board due to his financial expertise and his extensive experience in the biotechnology field.

The Board Diversity Matrix, below, provides the diversity statistics for our Board of Directors.

Board Diversity Matrix (As of April 12, 2024)
Total Number of Directors	7

	Female	Male
Part I: Gender Identity
Directors	1	6
Part II: Demographic Background
African American or Black	—	—
Alaskan Native or Native American	—	—
Asian	1	1
Hispanic or Latinx	—	—
Native Hawaiian or Pacific Islander	—	—
White	—	3
Other: Middle Eastern	—	1
Two or More Races or Ethnicities	—	—
LGBTQ+	—	1
Did Not Disclose Demographic Background	—	1

Information regarding the board of directors and corporate governance

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with the Company’s counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees, that neither the director nor any of his family members has engaged in various types of business dealings with us and that the director is not associated with the holders of more than 5% of our common stock. In addition, under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that all of our directors, except Drs. Farah and Burgess are independent directors. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director.

There are no family relationships among any of our directors or executive officers.

Board Leadership Structure

The Board of Directors has appointed Dr. Davis as lead independent director.

The Board of Directors appointed Dr. Davis as the lead independent director to help reinforce the independence of the Board of Directors as a whole. The position of lead independent director has been structured such that: the lead independent director is empowered to, among other duties and responsibilities, approve agendas and meeting schedules for regular Board of Directors meetings, preside over Board of Directors meetings in the absence of a chairperson of the Board of Directors, preside over and establish the agendas for meetings of the independent directors, act as liaison between the employee directors and the independent directors, approve information sent to the Board of Directors, preside over any portions of Board of Directors meetings at which the evaluation or compensation of the Chief Executive Officer is presented or discussed and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the Board of Directors and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board of Directors in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements. Audit committee responsibilities also include oversight of cybersecurity risk management, and, to that end, the committee is responsible for overseeing our cybersecurity risk management processes, including oversight and mitigation of risks from cybersecurity threats. Our audit committee receives periodic reports from our information security team concerning our significant cybersecurity threats and risk and the processes we have implemented to address them. The audit committee also has access to various reports, summaries or presentations related to cybersecurity threats, risk and mitigation. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board of Directors as quickly as possible.

Meetings of The Board of Directors

The Board of Directors met nine times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2023, our independent directors met 9 times in regularly scheduled executive sessions at which only independent directors were present.

Information Regarding Committees of the Board of Directors

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal 2023 for each of the committees of the Board of Directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Jerel Davis, Ph.D.		X	X*
Robert Gould, Ph.D.	X		X
Rishi Gupta, J.D.	X	X*
Patrick Machado(1)	X*	X
Kanya Rajangam, M.D., Ph.D.			X
Total meetings in fiscal 2023	3	5	—

* Committee Chairperson

1. Mr. Machado resigned as a member of our Board of Directors effective April 15, 2024. Mr. Waddill was appointed to the audit and compensation committees effective April 15, 2024.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Below is a description of each committee of the Board of Directors.

The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The Audit Committee performs several functions, including, among other things:

•
helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•
managing the selection, engagement, qualifications, independence, and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•
developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•
reviewing related person transactions;
•
obtaining and reviewing a report by the independent registered public accounting firm, that describes our internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
•
approving, or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee is composed of three directors: Mr. Waddill, Dr. Gould and Mr. Gupta, with Mr. Waddill serving as chair. The Audit Committee met three times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://ir.turnstonebio.com.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards)and under the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, and Rule 10A-3 under the Exchange Act.

The Board of Directors has determined that Mr. Waddill qualifies as an “audit committee financial expert” within the meaning of the SEC regulations and meets the financial sophistication requirements of the applicable listing standards of Nasdaq. In making this determination, our board has considered Mr. Waddill's formal education and previous and current experience in financial and accounting roles. Each member of our audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Report of the Audit Committee of the Board of Directors

The Audit Committee currently consists of William Waddill, Robert Gould, Ph. D. and Rishi Gupta, all of whom are non-management directors. Patrick Machado was also a member of the Audit Committee for the relevant review and discussions of the Audit Committee prior to stepping down from the board on April 15, 2024. Mr. Waddill, who is currently a member of the Audit Committee, was appointed to the board after the relevant review and discussions of the Audit Committee described below. Accordingly, and consistent with SEC guidance, the names of Messrs. Machado and Waddill do not appear with the Audit Committee in this report.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2023 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Robert Gould, Ph.D.

Rishi Gupta, J.D.

Compensation Committee

All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards) and each is a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act. The Compensation Committee of the Board of Directors acts on behalf of the Board of Directors to review, adopt or recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•
reviewing and approving the compensation of our Chief Executive Officer, other executive officers and senior management;
•
reviewing and approving the compensation paid to our directors;
•
reviewing and approving the compensation arrangements with our executive officers and other senior management;
•
administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending, and terminating the terms of any employment agreements, stock option plans, stock appreciation rights plans, severance arrangements, pension and profit-sharing plans, incentive plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, change-of-control protections, and any other compensatory arrangements for our executive officers and other senior management;
•
reviewing, evaluating and recommending to our Board of Directors succession plans for our executive officers; and
•
reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy.

The Compensation Committee is composed of three directors: Mr. Gupta, Dr. Davis and Mr. Waddill, with Mr. Gupta serving as chair of the compensation committee. The Compensation Committee met two times during the fiscal year. The Board of Directors has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://ir.turnstonebio.com.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the head of Human Resources and our outside compensation consultants. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and legal counsel, or other advisors that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. The Compensation Committee has the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Aon Consulting, Inc., through its Aon Human Capital Solutions subdivision (“Aon”), as its compensation consultants. The Compensation Committee requested that Aon:

•
identify and update the peer group of companies for our executive and director compensation analysis;
•
review executive compensation market-based benchmarking data;
•
identify adjustments to director, executive officer and employee compensation (inclusive of salary, cash bonuses and severance benefits) and equity guidelines following our initial public offering; and
•
assist with the design and implementation of the post-initial public offering equity incentive plans.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time. The Compensation Committee may also delegate to an officer the authority to grant equity awards to certain employees, as further described in its charter and subject to the terms of our equity plans.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things:

•
identifying, reviewing and evaluating candidates to serve on our Board of Directors;
•
considering and making recommendations to our Board of Directors regarding the composition and chairmanship of the committees of our board of directors;
•
instituting plans or programs for the continuing education of our Board of Directors and orientation of new directors;
•
developing and making recommendations to our Board of Directors regarding corporate governance guidelines and matters; and
•
overseeing periodic evaluations of the Board of Directors’ performance, including committees of the Board of Directors and management.

The Nominating and Corporate Governance Committee is composed of three directors: Drs. Davis, Gould and Rajangam. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee did not meet during the fiscal year 2023. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and https://ir.turnstonebio.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis and every three years, conducted with an outside consultant. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 9310 Athena Circle Suite 300, La Jolla, California 92037 not less than six months prior to any meeting at which directors are to be elected or at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Engagement and Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to such director c/o Turnstone Biologics Corp. 9310 Athena Circle Suite 300, La Jolla, California 92037, Attn: Corporate Secretary. The Secretary will review each communication and will forward such communication to the Board of Directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication or inform the proper authorities, as may be appropriate.

Code of Ethics

The Company has adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at https://ir.turnstonebio.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

In 2023, the Board documented the governance practices followed by us by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, including diversity, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at https://ir.turnstonebio.com.

Prohibitions on Hedging, Pledging and Short-Term Speculative Transactions

Under the Company's Insider Trading Policy, directors, consultants and employees of the Company are prohibited from engaging in short-term or speculative transactions in Company securities including the Common Stock. Such transactions may include buying and selling options (puts or calls) of Company securities on an exchange or in any other organized market. Certain forms of hedging or monetization transactions with respect to Company securities, such as prepaid variable forward contracts, equity swaps, collars and exchange funds are also prohibited. The Company maintains this policy because hedging transactions, which might be considered short-term bets on the movements of the Common Stock, could create the appearance that the person is trading on inside information. In addition, transactions in options may also focus on the person's attention on short-term performance at the expense of our long-term objectives.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited the Company’s financial statements since 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present virtually or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2023 and December 31, 2022, by Ernst & Young LLP, the Company’s principal accountant. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2023	2022
Audit Fees(1)	$1,508,407	$800,486
Audit-related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$1,508,407	$800,486

(1)
Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements and related issuances of consents, and related services that are normally provided in connection with statutory and regulatory filings or engagements. Included in the 2022 and 2023 audit fees is $1.2 million of fees billed in connection with the completion of our July 2023 initial public offering.

Pre-Approval Policies and Procedures

The Audit Committee must pre-approve the audit and non-audit services rendered by our independent registered public accounting firm. The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Executive Officers

The following table provides information regarding our executive officers, including their ages, as of March 31, 2024:

Name	Age	Position(s)
Executive Officers
Sammy Farah, M.B.A., Ph.D.	51	President, Chief Executive Officer and Director
Venkat Ramanan, Ph.D.	55	Chief Financial Officer
Michael Burgess, MBChB, Ph.D.	61	Interim Chief Medical Officer and Director
Stewart Abbot, Ph.D.	57	Chief Scientific Officer
Saryah Azmat	35	Chief Business Officer
Vijay Chiruvolu, Ph.D.	62	Interim Chief Technology Officer

Sammy Farah, M.B.A., Ph.D. Biographical information regarding Dr. Farah is set forth under the heading “Directors Continuing in Office Until the 2026 Annual Meeting.”

Michael Burgess, MBChB, Ph.D. Biographical information regarding Dr. Burgess is set forth under the heading “Nominees for Election for a Three-year Term Expiring at the 2024 Annual Meeting.”

Venkat Ramanan, Ph.D. has served as our Chief Financial Officer since February 2022. Prior to joining us, Dr. Ramanan served in multiple roles at Seagen Inc. (Nasdaq: SGEN), a biotechnology company focused on developing and commercializing monoclonal antibody-based therapies for the treatment of cancer, including as Senior Vice President of Finance from 2019 to February 2022 and as Vice President of Finance from 2016 to 2019. Prior to Seagen, Dr. Ramanan served in various roles at Gilead Sciences (Nasdaq: GILD), including Director of Manufacturing Finance, Director of Finance-Emerging Markets and Director of Corporate Finance. Dr. Ramanan has a Ph.D. and M.S. in engineering mechanics from the Ohio State University and a B.Tech in mechanical engineering from the Indian Institute of Technology.

Stewart Abbot, Ph.D. has served as our Chief Scientific Officer since June 2021. Prior to joining us, Dr. Abbot served as Chief Scientific Officer and Chief Scientific and Operating Officer at Adicet Bio (Nasdaq: ACET), a biotechnology company engaged in the development of allogeneic immunotherapies, from July 2018 to July 2021. Prior to Adicet Bio, Dr. Abbot served in various roles at Fate Therapeutics (Nasdaq: FATE), a company engaged in the development of cellular immunotherapies, including as Chief Development Officer and Vice President Translational Research from July 2015 to July 2018. Dr. Abbot has a Ph.D. in cell biology and pathology from the University of London, an M.Sc. in biomedical engineering from the University of Strathclyde, and a B.Sc. in biological sciences from the University of Edinburgh.

Saryah Azmat has served as our Chief Business Officer since February 2021. Prior to this, Ms. Azmat served as our Senior Vice President, Business Development and Corporate Strategy from November 2019 to January 2021. Prior to joining us, Ms. Azmat served in various roles at Bristol-Myers Squibb (NYSE: BMY), a biopharmaceutical company, including as Business Development Director, Business Development Manager, Business Development Associate Director, and Business Development Associate from February 2014 to October 2019. Ms. Azmat has a B.A. in engineering sciences and a B.E. in biomedical engineering from Dartmouth College.

Vijay Chiruvolu, Ph.D. has served as our interim Chief Technology Officer since March 2023. Prior to joining us, Dr. Chiruvolo served as the Chief Technical Officer at Instil Bio (Nasdaq: TIL), a clinical-stage cell therapy company, from July 2020 to September 2022. Prior to Instil Bio, Dr. Chiruvolu served as Senior Vice President, Global Process Development-Cell Therapy at Kite Pharma, Inc./Gilead Sciences, a biotechnology company engaged in developing cancer immunotherapy products, from March 2018 to July 2020. Dr. Chiruvolu has a Ph.D. in Engineering (Biochemical) from the University of Nebraska Lincoln and an M.B.A. from Pennsylvania State University.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 19, 2024 by: (i) each director or nominees for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Applicable percentage ownership of our common stock is based on 23,128,454 shares of our common stock outstanding as of April 19, 2024, adjusted as required by rules promulgated by the SEC. We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable within 60 days of April 19, 2024. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Turnstone Biologics Corp., 9310 Athena Circle Suite 300, La Jolla, California 92037.

	Number of Shares
Name and Address of Beneficial Owner	Beneficially Owned	Percentage of Shares
Greater than 5% stockholders
Versant Ventures Management LLC(1)	3,381,692	14.6%
OrbiMed Advisors Private Equity(2)	3,099,265	13.4%
Fidelity Management & Research Co LLC(3)	2,546,661	11.0%
Point72 Asset Management LP(4)	1,383,314	6.0%
Timothy J. Langer(5)	1,293,220	5.6%
Directors and Named Executive Officers
Sammy Farah, M.B.A., Ph.D.(6)	676,620	2.8%
Michael Burgess, MBChB, Ph.D.(7)	195,815	*
Jerel Davis, Ph.D.(8)	3,390,206	14.7%
Robert Gould, Ph.D.(9)	39,352	*
Rishi Gupta(10)	3,107,779	13.4%
Kanya Rajangam, Ph.D.(11)	25,311	*
William Waddill	—	*
Venkat Ramanan, Ph.D.(12)	98,595	*
Vijay Chiruvolu, Ph.D.(13)	51,433	*
All current executive officers and directors as a group (11 persons)(14)	7,868,505	32.1%

* Less than one percent.

1.
Based solely on information set forth in a Schedule 13D filed with the SEC on August 3, 2023 by entities affiliated with Versant Ventures as of July 25, 2023. Consists of (i) 2,726,322 shares of common stock held by Versant Venture Capital V, L.P. (“VVC V”), (ii) 90,888 shares of common stock held by Versant Ophthalmic Affiliates Fund I, L.P. (“VOA”), (iii) 82,006 shares of common stock held by Versant Affiliates Fund V, L.P. (“VAF V”), (iv) 207,486 shares of common stock held by Versant Venture Capital V (Canada) LP (“VVC CAN”), (viii) 274,990 shares of common stock held by Versant Vantage II, L.P. (“Vantage LP”). Versant Ventures V, LLC (“VV V”) is the sole general partner of each of VVC V, VAF V and VOA and may be deemed to have voting and dispositive power over the securities held by each of VVC V, VAF V and VOA. Versant Ventures V GP-GP (Canada), Inc. (“VV V CAN GP”) is the sole general partner of Versant Ventures V (Canada), L.P. (“VV V CAN”), and VV V CAN is the sole general partner of VVC CAN. Each of VV V CAN GP and VV V CAN share voting and dispositive power over the shares held by VVC CAN and as a result may be deemed to have beneficial ownership over such securities. Versant Vantage II GP-GP, LLC (“Vantage LLC”) is the general partner of Versant Vantage II GP, L.P. (“Vantage GP” and, with VVC CAN, VV V CAN GP, VVC V, VAF V, VOA, VV V CAN, VV V, Vantage LP and Vantage LLC, collectively, the “VV Reporting Persons”), which is the general partner of Vantage LP. Each of Vantage LLC and Vantage GP share voting and dispositive power over the shares held by Vantage LP and as a result may be deemed to have beneficial ownership over such securities. Each VV Reporting Person disclaims beneficial ownership of all securities reported in this Statement except to the extent of such VV Reporting Person’s pecuniary interest therein, other than those securities reported herein as being held directly by such VV Reporting Person. Each of Bradley J. Bolzon, Jerel C. Davis, Ph.D., Alexander Mayweg, Clare Ozawa, Robin L. Praeger, and Thomas Woiwode Ph.D., are the managing directors of Vantage LLC, may be deemed to possess voting and dispositive control over the shares held by Versant LP and may be deemed to have indirect beneficial ownership of the shares held by Versant LP but disclaims beneficial ownership of such securities, except to the extent of their respective pecuniary interest therein, if any. Dr. Jerel Davis is a member of our board of directors. The Schedule 13D filed by the VV Reporting Persons provides information as of July 25, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between July 25, 2023 and April 19, 2024. The address of the principal offices of each VV Reporting Person is One Sansome Street, Suite 1650, San Francisco, CA 94104.
2.
Based solely on information set forth in a Schedule 13D filed with the SEC on July 24, 2023 by entities affiliated with OrbiMed Advisors LLC as of July 20, 2023. Consists of 3,099,265 shares of common stock held by OrbiMed Private Investments VI, LP (“OPI VI”). OrbiMed Capital GP VI LLC (“GP VI”), is the general partner of OPI VI. OrbiMed Advisors LLC (“OrbiMed Advisors”), is the managing member of GP VI. By virtue of such relationships, GP VI and OrbiMed Advisors may be deemed to have voting and investment power with respect to the shares held by OPI VI and as a result may be deemed to have beneficial ownership of such shares. OrbiMed Advisors exercises investment and voting power through a management committee composed of Carl L. Gordon, Sven H. Borho, and W. Carter Neild. Mr. Gupta, a member of our board of directors, is a director of OrbiMed Advisors. Accordingly, OrbiMed Advisors and GP VI may have the ability to affect and influence control over us. From time to time, Mr. Gupta may receive stock options or other awards of equity-based compensation pursuant to our compensation arrangements for non-employee directors. Pursuant to an agreement with OrbiMed Advisors and GP VI, Mr. Gupta is obligated to transfer any securities issued under any such stock options or other awards, or the economic benefit thereof, to OrbiMed Advisors and GP VI, which will in turn ensure that such securities or economic benefits are provided to OPI VI. Each of GP VI and OrbiMed Advisors disclaims beneficial ownership of the shares held by OPI VI. The Schedule 13D filed by the reporting persons provides information as of July 20, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between July 20, 2023 and April 19, 2024. The address of each of GP VI, OPI VI, OrbiMed Advisors, and Mr. Gupta is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, New York 10022.
3.
Based solely on information set forth in a Schedule 13G/A filed with the SEC on December 29, 2023, as filed with SEC on February 9, 2024, by FMR LLC and Abigail P. Johnson (FMR LLC’s Director, Chairman, and Chief Executive Officer). For these purposes, FMR LLC reports sole voting power with respect to 2,546,612 shares and each of FMR LLC and Ms. Johnson report sole dispositive power with respect to 2,546,661 shares of common stock. The Schedule 13G filed by the Reporting Persons provides information as of December 29, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 29, 2023 and April 19, 2024. The business address of these reporting persons is 245 Summer Street, Boston, Massachusetts 02210.
4.
Consists of 1,383,314 shares of common stock held by Point72 Asset Management LP and affiliates based on a Schedule 13G filed on July 27, 2023. The Schedule 13G reflects beneficial ownership of (i) Point72 Asset Management, L.P. (“Point72 Asset Management”) with respect to 833,333 shares of common stock held by an investment fund it manages; (ii) Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”) with respect to shares of common stock held by an investment fund managed by Point72 Asset Management; (iii) Point72 Biotech Private Investments, LLC (“Point72 Biotech”) with respect to 549,981 shares of common stock of which it is the holder; (iv) Differentiated Ventures Investments, LLC (“Differentiated Ventures”), the managing member of Point72 Biotech, with respect to the shares of common stock held by Point72 Biotech; (v) 72 Investment Holdings, LLC (“72 Investment Holdings”), the sole member of Differentiated Ventures, with respect to the shares of Common Stock held by Point72 Biotech, and (vi) Steven A. Cohen (“Mr. Cohen”) the sole member of 72 Investment Holdings and sole shareholder of Point72 Capital Advisors Inc., with respect to 1,383,314 shares of common stock held by Point72 Asset Management, Point72 Capital Advisors Inc., Point72 Biotech, Differentiated Ventures, and 72 Investment Holdings. The Schedule 13G filed by the Reporting Persons provides information as of July 27, 2023 and, consequently, the beneficial ownership of the Reporting Persons may have changed between July 27, 2023 and April 19, 2024. The business address of Point72 Asset Management, Point72 Capital Advisors Inc., Point72 Biotech, Differentiated Ventures, 72 Investment Holdings, and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902.
5.
Based solely on information set forth in a Schedule 13D filed with the SEC on March 18, 2024 by Mr. Langer. Consists of (i) 1,187,814 shares of common stock held of record by Mr. Langer and (ii) 105,406 shares of common stock underlying stock options granted to the Mr. Langer, which are exercisable within 60 days of March 18, 2024. The Schedule 13G filed by the Reporting Persons provides information as of March 18, 2024 and, consequently, the beneficial ownership of the Reporting Persons may have changed between December 31, 2023 and March 18, 2024. The address of Mr. Langer is 21179 Entrada Road, Topanga, CA 90290.
6.
Consists of 676,620 shares of common stock underlying options to purchase common stock held by Dr. Farah that are currently exercisable or would be exercisable within 60 days of April 19, 2024.

7.
Consists of 195,815 shares of common stock underlying options to purchase common stock held by Dr. Burgess that are currently exercisable or would be exercisable within 60 days of April 19, 2024.
8.
Consists of shares reported in footnote (1) and 8,514 shares of common stock underlying options to purchase common stock held by Dr. Davis that are currently exercisable or would be exercisable within 60 days of April 19, 2024.
9.
Consists of 39,352 shares of common stock underlying options to purchase common stock held by Dr. Gould that are currently exercisable or would be exercisable within 60 days of April 19, 2024.
10.
Consists of shares reported in footnote (2) and 8,514 shares of common stock underlying options to purchase common stock held by Mr. Gupta that are currently exercisable or would be exercisable within 60 days of April 19, 2024.
11.
Consists of 25,311 shares of common stock underlying options to purchase common stock held by Dr. Rajangam that are currently exercisable or would be exercisable within 60 days of April 19, 2024.
12.
Consists of 98,595 shares of common stock underlying options to purchase common stock held by Dr. Ramanan that are currently exercisable or would be exercisable within 60 days of April 19, 2024.
13.
Consists of 51,433 shares of common stock underlying options to purchase common stock held by Dr. Chiruvolu that are currently exercisable or would be exercisable within 60 days of April 19, 2024.
14.
Consists of shares reported in footnotes (1) and (2) and 1,387,548 shares of common stock underlying options to purchase common stock held by all current executive officers and directors as a group that are currently exercisable or would be exercisable within 60 days of April 19, 2024.

Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ended 2023 and 2022, compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer and the next two most highly compensated executive officers who were serving in such capacity as of December 31, 2023.

Summary Compensation Table for Fiscal 2023

Name and Principal Position	Fiscal Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Sammy Farah, M.B.A., Ph.D. President, Chief Executive Officer and Director	2023	531,738	302,876	275,442	13,700	(4)	1,123,756
	2022	501,333	2,607,633	50,133	13,282		3,159,099
Vijay Chiruvolu, Ph.D. (3) Interim Chief Technology Officer	2023	334,437	2,169,031	130,719	—		2,634,187
Venkat Ramanan, Ph.D. Chief Financial Officer	2023	436,256	90,882	166,986	9,900	(5)	704,024
	2022	345,241	1,960,000	49,565	—		2,354,806

(1)
In accordance with SEC rules, amounts reported in the column represent the aggregate grant date fair value of the stock options granted to our named executive officers, computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in Note 2 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(2)
Amounts shown represent annual performance-based bonuses which are determined based upon the achievement of a combination of personal and company performance. For more information, see the subsection below titled “—Narrative to the Summary Compensation Table—Annual Incentive Compensation.”
(3)
Mr. Chiruvolu commenced employment with the Company on March 13, 2023.
(4)
Represents employer contributions to the 401(k) retirement plan for Dr. Farah and tax preparation services for Dr. Farah in the amounts of $9,900, and $3,800, respectively, paid in fiscal year 2023.
(5)
Represents employer contributions to the named executive officer's 401(k) retirement plan.

Narrative to the Summary Compensation Table

Annual Base Salary

Our named executive officers receive a base salary to compensate them for services rendered to us. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Effective October 2023, Dr. Farah’s, Dr. Ramanan’s and Dr. Chiruvolu's respective annual base salaries were $618,700, $462,800 and $443,300, respectively. The amount paid to Dr. Chiruvolu for his service during the year ended December 31, 2023 reflects the pro rata portion of his base salary earned during 2023 from his commencement of employment as our Interim Chief Technology Officer in March 2023.

Annual Incentive Compensation

Our named executive officers are eligible to receive annual incentive compensation based on the satisfaction of individual and corporate performance objectives established by our board of directors. Each named executive officer has a target annual incentive opportunity, calculated as a percentage of their respective annual base salary. For 2023, the target annual incentive opportunities as a percentage of base salary for our named executive officers were 55% for Dr. Farah and 40% for Dr. Chiruvolu and 40% for Dr. Ramanan. The amounts of any annual incentives earned are determined after the end of the year, based on the achievement of the designated corporate and individual performance objectives, and may be paid in cash or equity. In February 2024, the Board of Directors determined that the corporate goals were achieved at 95% for the fiscal year 2023. Based on these metrics, for the year ended December 31, 2023, our board of directors determined that Dr. Farah’s, Dr. Chiruvolu’s and Dr. Ramanan’s respective annual bonuses were $275,442, $130,719 and $166,436, respectively, as reflected in the column of the Summary Compensation Table above titled “Non-Equity Incentive Plan Compensation.” Dr. Chiruvolu's bonus for the year ended December 31, 2023 was prorated for the year ended December 31, 2023 for the period from the commencement of his employment in March 2023 through December 31, 2023.

Equity-Based Incentive Awards

During the fiscal year ended December 31, 2013, we granted options to each of our named executive officers, as shown in more detail in the “Outstanding Equity Awards at Fiscal 2019 Year-End Table” below.

Employment Arrangements

Below are descriptions of employment agreements or offer letters with our named executive officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with our executive officers, see the subsection titled “—Potential Payments upon Termination or Change in Control” below.

Sammy Farah, M.B.A., Ph.D.—President, Chief Executive Officer and Director

Turnstone Canada entered into an offer letter with Dr. Farah in August 2015, which governs the current terms of his employment. Dr. Farah’s offer letter set forth his initial annual base salary, eligibility to receive an annual incentive bonus based upon the achievement of certain objectives as determined by our board of directors and certain terms of his initial equity award. Dr. Farah’s offer letter also provided for a one-time reimbursement for moving expenses.

Vijay Chiruvolu, Ph.D.—Interim Chief Technology Officer

We entered into an offer letter with Dr. Chiruvolu in March 2023, which generally governs the terms of his employment, including his initial annual base salary of $420,000 and eligibility to receive an annual incentive bonus of 35% of his annual base salary initially, based upon the achievement of a combination of personal and company performance goals. In addition, pursuant to the offer letter, Dr. Chiruvolu received an option to purchase up to 176,344 shares of our common stock, which vest and become exercisable as follows: (i) 25% of the stock options vest and become exercisable one year following the grant date and (ii) the remaining 75% vest in 36 successive equal monthly installments thereafter, in each case, subject to Dr. Chiruvolu’s continuous service through the applicable vesting date. Dr. Chiruvolu commenced employment with us in March 2023.

Venkat Ramanan, Ph.D.—Chief Financial Officer

We entered into an offer letter with Dr. Ramanan in December 2021, which generally governs the terms of his employment. Dr Ramanan's offer letter set forth his initial annual base salary, eligibility to receive an annual incentive bonus based upon the achievement of certain objectives as determined by our board of directors and certain terms of his initial equity award. Dr. Ramanan commenced employment with us in February 2022. Dr. Ramanan’s offer letter provides for a one-time reimbursement for up to $75,000 of moving expenses.

Outstanding Equity Awards at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2023, certain information regarding outstanding equity awards at fiscal year-end for our named executive officers.

Outstanding Equity Awards at December 31, 2023

				Option Awards
Name	Grant Date		Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)(6)	Option Expiration Date
Sammy Farah, M.B.A., Ph.D.	12/08/2015	(1)	12/08/2015	114,958		—		1.51	12/08/2025
President, Chief Executive	12/14/2016	(1)	12/14/2016	23,457	(5)	—		1.59	12/14/2026
Officer and Director	12/14/2016	(1)	12/14/2016	1,863	(5)	—		1.59	12/14/2026
	01/30/2017	(1)	01/30/2017	77,237	(5)	—		1.59	01/30/2027
	01/30/2017	(1)	01/30/2017	15,442	(4)	—		1.59	01/30/2027
	06/10/2019	(2)	06/10/2019	38,033	(5)	—	(5)	9.34	06/10/2029
	06/10/2019	(2)	06/10/2019	266,620	(4)	—	(4)	9.34	06/10/2029
	01/20/2022	(2)	01/20/2022	139,010		99,294	(4)	10.94	01/20/2032
	10/16/2023	(3)	10/16/2023	—		155,321	(4)	2.61	10/15/2033

Vijay Chiruvolu	5/31/23	(2)	3/20/23	4,233		10,282	(5)	16.53	5/30/33
Interim Chief Technology Officer	5/31/23	(2)	3/20/23	47,200		114,629	(4)	16.53	5/30/33

Venkat Ramanan, Ph.D.	6/30/2022	(2)	2/28/2022	10,974		8,537	(5)	11.18	6/29/2032
Chief Financial Officer	6/30/2022	(2)	2/28/2022	87,621		68,148	(4)	11.18	6/29/2032
	10/16/2023	(3)	10/16/2023	—		46,606	(4)	2.61	01/20/2032

(1)
Option award was granted under the 2016 Plan.
(2)
Option award was granted under the 2018 Plan.
(3)
Option award was granted under the 2023 Plan.
(4)
Represents a nonqualified stock option (“NSO”) award which vests over a period of four years with 25% of the shares underlying the option vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.
(5)
Represents an incentive stock option (“ISO”) award which vests over a period of four years with 25% of the shares underlying the option vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.
(6)
All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined by our board of directors, prior to our Initial Public Offering (“IPO”). After our IPO, the fair market value is determined by the closing price of our common stock.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during the year ended December 31, 2023.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by us during the year ended December 31, 2023.

Other Compensation and Benefits

All of our current named executive officers are eligible to participate in our employee benefit plans, including our medical, dental and vision plans, in each case on the same basis as all of our other employees. We pay the premiums for the medical, disability, and accidental death and dismemberment insurance for all of our employees, including our named executive officers. We generally do not provide perquisites or personal benefits to our named executive officers.

401(k) Plan

We are a participating employer in the TriNet 401(k) plan that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax advantaged basis. TriNet is a professional employer organization, which provides human resources services for us. Eligible employees are able to defer compensation up to certain limits imposed by the Code. We have the ability to make matching and discretionary contributions to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 401(a) of the Code. As a tax-qualified retirement plan, contributions and earnings on deferred amounts are generally not taxable to a participating employee until withdrawn or distributed from the 401(k) plan.

Clawback Policy

In October 2023, our Board adopted a written compensation recovery policy in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable Nasdaq rules, a copy of which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Emerging Growth Company Status

We became a public company in July 2023 and we are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) December 31, 2028, (ii) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1.235 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused vacation. In addition, each of our named executive officers’ stock awards are subject to the terms of our 2018 Equity Incentive Plan and award agreements thereunder.

Severance Benefits

Drs. Farah and Ramanan are eligible to receive certain severance benefits pursuant to the terms of their offer letters as described below.

Sammy Farah, M.B.A., Ph.D.—President, Chief Executive Officer and Director

Dr. Farah’s offer letter provides that if his employment is terminated by Turnstone Canada without “cause” (as defined in the offer letter), he will be entitled to (i) the termination and severance payment required by the Employment Standards Act, 2000, as amended or replaced (the "ESA"), (ii) three months of his base salary less the amount paid under (i), and (iii) one month base salary for every completed year of service, provided that the foregoing severance package shall not be more than the greater of (y) six months of his base salary or (z) the termination and severance pay required by the ESA. If Dr. Farah’s employment is terminated by Turnstone Canada without “cause” within twelve months of a “sale of the company,” he will be entitled to the greater of six months of his base salary or the termination and severance pay required by the ESA. In the event Dr. Farah’s employment is terminated by Turnstone Canada without “cause”, he will also be entitled to a continuation of health benefits for the shorter of (i) six months for a termination not within twelve months of a “sale of the company” or twelve months for a termination within twelve months of a “sale of the company”, and (ii) until he finds alternate employment. Dr. Farah’s severance benefits are contingent upon his execution of a release of claims in a form satisfactory to Turnstone Canada and his continued compliance with the terms of his offer letter (which includes non-solicitation, non-competition, and non-disparagement covenants). In the event Dr. Farah would like to resign, he must provide us with a minimum of sixty days’ advance written notice.

Venkat Ramanan, Ph.D.—Chief Financial Officer

Dr. Ramanan’s offer letter provides that if his employment is terminated by us without “cause” (as defined in the offer letter), he will be entitled to (i) nine months of his then base salary and (ii) up to nine months of health care continuation coverage. Dr. Ramanan’s severance benefits are contingent upon his execution of a separation agreement (including a release of claims against us) and his continued compliance with his nondisclosure, assignment of inventions, and non-competition agreements with us.

Non-Employee Director Compensation

The following table sets forth information regarding the compensation our non-employee directors earned for service on our board of directors during the year ended December 31, 2023. Dr. Farah, our President and Chief Executive Officer, and Dr. Burgess, our interim Chief Medical Officer, are also members of our board of directors but did not receive any additional compensation for their service as directors. The compensation of Drs. Farah and Burgess are set forth in the section titled “Executive Compensation—Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Option Awards(2)(3) ($)	All Other Compensation ($)	Total ($)
Jerel Davis, Ph.D.	38,872	49,803	—	88,675
Patrick Machado(1)	45,159	—	—	45,159
Kanya Rajangam, Ph.D.	42,159	15,623	—	57,782
Rishi Gupta	27,925	49,803	—	77,728
Robert Gould, Ph.D.	23,010	—	—	23,010

(1)
Mr. Machado resigned as a member of our Board of Directors effective April 15, 2024.
(2)
The amounts reported in this column reflect the aggregate grant date fair value of the stock options granted to the non-employee director during 2023, computed in accordance with Financial Accounting Standards Board ("FASB"), Accounting Standards Codification ("ASC"), Topic 718 and do not reflect dollar amounts actually received by the non-employee director or the economic value that may be received by the non-employee director upon stock option exercise or any sale of the underlying shares of common stock.
(3)
The table below sets forth the aggregate number of shares subject to outstanding stock options, as of December 31, 2023, beneficially owned by each of our non-employee directors for the year ended December 31, 2023.

Name	Number of Shares Underlying Outstanding Options as of December 31, 2023
Jerel Davis, Ph.D.	25,540
Patrick Machado	61,719
Kanya Rajangam, Ph.D.	43,068
Rishi Gupta	25,540
Robert Gould, Ph.D.	52,902

Our board of directors adopted a non-employee director compensation policy effective July 2023 that is applicable to all of our non-employee directors. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:

•
an annual cash retainer of $40,000 (plus an additional $30,000 for the non-executive chair of our board of directors);

•
an additional annual cash retainer of $7,500, $5,000 and $4,000 for service as a member of the audit committee, compensation committee and the nominating and corporate governance committee, respectively;
•
an additional annual cash retainer of $15,000, $10,000 and $8,000 for service as chair (in lieu of the additional annual cash retainer or services as a member) of the audit committee, compensation committee and the nominating and corporate governance committee, respectively;
•
an initial option grant to purchase 25,540 shares of our common stock on the date of each such non-employee director’s appointment to our board of directors; and
•
an annual option grant to purchase 12,770 shares of our common stock on the date of each of our annual stockholder meetings.

Each of the option grants described above under the non-employee director compensation policy will be granted under our 2023 Equity Incentive Plan (“2023 Plan”). Each such option grant will vest and become exercisable subject to the director’s continuous service to us through the earlier of the first anniversary of the date of grant or the next annual stockholder meeting. The term of each option will be ten years, subject to earlier termination as provided in the 2023 Plan.

We have reimbursed and will continue to reimburse all of our non-employee directors for their reasonable out of pocket expenses incurred in attending Board and committee meetings.

EQUITY COMPENSATION PLANS AT DECEMBER 31, 2023

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2023.

	Number of securities to be issued upon exercise of outstanding options and restricted stock units	Weighted- average exercise price of outstanding options	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in (a)
Plan Category	(1)	(2)	(3)
Equity compensation plans approved by stockholders	3,477,227	$7.66	1,755,404
Equity compensation plans not approved by stockholders	—	—	—
Total	3,477,227	$7.66	1,755,404

(1)
Consists of outstanding awards under the 2018 Plan and the 2023 Plan. Excludes purchase rights accruing under the 2023 Employee Stock Purchase Plan (the “2023 ESPP”). Each offering under our 2023 ESPP consists of one six-month purchase period, and eligible employees may purchase shares of our common stock at a price equal to 85% of the fair market value of our common stock on the first or last day of the offering period, whichever is lower.
(2)
Excludes 102,945 shares of common stock subject to outstanding RSUs that will be issued as the RSUs vest without any cash consideration payable for such shares.
(3)
As of December 31, 2023, 1,755,404 shares of common stock remained available for future issuance under the 2023 Plan, and 222,287 shares of common stock remained available for future issuance under the 2023 ESPP. The number of shares remaining available for future issuance under the 2023 Plan automatically increases on January 1st each year, through and including January 1, 2033, in an amount equal to 5% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, or a lesser number of shares as determined by our Board prior to January 1st of a given year. On January 1, 2024, the number of shares available for issuance under the 2023 Plan automatically increased by 1,154,966 shares of our common stock. The number of shares remaining available for future issuance under the 2023 ESPP automatically increases on January 1st of each year through and including January 1, 2033, in an amount equal to the least of (i) 1% of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (ii) 666,861 shares of our common stock, or (iii) a number of shares as determined by our Board prior to January 1st of a given year. . On January 1, 2024, the number of shares available for issuance under the 2023 ESPP automatically increased by 230,993 shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions Policy and Procedures

In 2023, the Company adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related Person Transactions

Participation in Our Initial Public Offering

In July 2023, certain of our stockholders of more than five percent of our outstanding capital stock purchased shares of our common stock in our initial public offering at the initial public offering price, which included the following purchases in amounts that exceeded $120,000:

Beneficial owner	Shares Purchased in Offering	Aggregate Purchase Price ($)
OrbiMed Capital GP VI, LLC(1)	416,666	4,999,992
Versant Ventures Management, LLC(2)	225,000	2,700,000

(1)
OPI VI is a holder of more than 5% of our outstanding common stock. See footnote (2) to the beneficial ownership table under “Security Ownership of Certain Beneficial Owners and Management” for more information.
(2)
Versant Ventures is a holder of more than 5% of our outstanding common stock. See footnote (1) to the beneficial ownership table under “Security Ownership of Certain Beneficial Owners and Management” for more information.

Indemnification

The Company provides indemnification for its directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Bylaws, the Company is required to indemnify its directors and executive officers to the extent not prohibited under Delaware or other applicable law. The Company has also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that the Company will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Corporate Secretary, Turnstone Biologics Corp., 9310 Athena Circle, Suite 300, La Jolla, CA 92037 or contact us at (347) 897-5988. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Sammy Farah, M.B.A., Ph.D.

April 22, 2024

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2023 is available without charge upon written request to: Corporate Secretary, Turnstone Biologics Corp., 9310 Athena Circle, Suite 300, La Jolla, CA 92037.

TURNSTONE BIOLOGICS

P.O. BOX 8016, CARY, NC 27512-9903

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Turnstone Biologics Corp.

Annual Meeting of Stockholders

For Stockholders of record as of April 12, 2024

Monday, June 3, 2024 1:30 PM, Pacific Time

Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/TSBX for more details.

YOUR VOTE IS IMPORTANT!
PLEASE VOTE BY: 1:30 PM, Pacific Time, June 3, 2024.

Internet:
www.proxypush.com/TSBX

- Cast your vote online
- **Have your Proxy Card ready**
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Phone:
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Mail:

- Mark, sign and date your Proxy Card
- Fold and return your Proxy Card in the postage-paid envelope provided

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Sammy Farah and Venkat Ramanan (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Turnstone Biologics Corp. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified on the reverse side of this ballot (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxydocs.com/TSBX

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2024 BetaNXT, Inc. or its affiliates. All Rights Reserved

TURNSTONE BIOLOGICS

Turnstone Biologics Corp. Annual Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ALL NOMINEES IN PROPOSAL 1 AND **FOR** PROPOSAL 2

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	To elect the three nominees for Class I directors to hold office until the 2027 Annual Meeting of Stockholders.	FOR	WITHHOLD		
	1.01 Michael Burgess, MBChB, Ph.D	☐	☐		FOR
	1.02 Robert Gould, Ph.D.	☐	☐		FOR
	1.03 Rishi Gupta	☐	☐		FOR
		FOR	AGAINST	ABSTAIN	
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2024.	☐	☐	☐	FOR

Note: In their discretion, the Named Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

You must register to attend the meeting online by 6/3/2024 01:30 PM PT at www.proxydocs.com/TSBX

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date